EXHIBIT 5.1

                        August 8, 2001

Board of Directors
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland, Oregon 97229

    We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering the issuance of 1,250,000 shares of common stock (the "Option Plan Shares") of the Company pursuant to the Company's 2000 Stock Option Plan (the "Option Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

  1.
  The Company is a corporation validly existing under the laws of the state of Oregon; and

  2.
  The Option Plan Shares have been duly authorized and, when issued in accordance with the Option Plan and resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                        Very truly yours,

                        STOEL RIVES LLP